PRESS RELEASE                                 UNILAB CORPORATION
                                              (AMEX:ULB)
                                              18448 Oxnard Street
                                              Tarzana, CA  91356
                                              www.Unilab.com

                                              For Further Information:
                                              Charles Kim
                                              Phone: (818) 758-6607
                                              e-mail: IRelations@Unilab.com
                                              Richard Michaelson
                                              Phone: (201) 525-1000


IMMEDIATE RELEASE
September 17, 1998

                UNILAB CORPORATION EXECUTES AGREEMENT TO ACQUIRE
                   MERIS LABORATORIES OF SAN JOSE, CALIFORNIA

TARZANA, CA, September 17, 1998 -- UNILAB Corporation (AMEX: ULB) announced today that it has signed a definitive agreement for Unilab to acquire substantially all of the assets (including the customer list) of Meris Laboratories, Inc. Meris is one of the leading regional independent laboratories in Northern California with 1997 revenue of approximately $30 million. Meris filed for bankruptcy protection under Chapter 11 in November, 1997. Completion of this transaction is conditioned upon the approval of the bankruptcy court and other customary closing conditions.

The purchase price consists of a $14 million convertible subordinated note ("the Note") and the incurrence of $2.5 million of liabilities payable to Meris in equal installments over 72 months. The Note has an 8-year term with a $3.00 per share conversion price, and bears a 7.5% interest rate. In addition to the customer list, Unilab will acquire approximately $6.5 million of assets, the majority of which are trade accounts receivable.

David Weavil, Chairman and CEO of Unilab, stated, "We are very excited about this strategic growth opportunity by the addition of the Meris business. This move reaffirms our commitment to being the premier provider of laboratory services in California, and evidences our enthusiasm for the opportunity that exists in this market through planned growth and attention to detail. Meris has
a  long  history  of  providing  quality   laboratory   services  to California
physicians, and serves a respected list of clients. This transaction creates an exciting opportunity for Unilab to expand into favorable new markets, while also gaining a sizeable new client base in areas currently covered by our existing field infrastructure."

Weavil added, "We believe this purchase should help us to achieve our growth objectives in a cost effective manner, while also creating significant potential efficiency gains. We are prepared to execute a thorough and swift integration plan which is designed to maintain our new client relationships through excellent service, preserve our cash reserves, and enhance profitability. Simply put, we believe this acquisition is a tremendous opportunity for Unilab, and can be very beneficial to clients, shareholders and employees."

The statements in this press release that are not historical facts may be deemed to be forward-looking statements. Each of the above forward-looking statements is subject to change based on various risks and uncertainties, including without limitation, legislative and regulatory developments and competitive actions in the marketplace that could cause the outcome to be materially different from stated. Certain of these risks and uncertainties are listed in the Company's 1997 Form 10-K.

Unilab Corporation is the largest provider of clinical laboratory testing services in California through its primary testing facilities in Los Angeles, San Jose and Sacramento and over 200 regional service and testing facilities located throughout the state.


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